UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 26, 2012

CREDIT ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	000-20202	38-1999511
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25505 West Twelve Mile Road		48034-8339
Southfield, Michigan
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   248-353-2700

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2012, the Compensation Committee of Credit Acceptance Corporation (the “Company”) approved an award of 310,000 restricted stock units (“RSUs”) and 190,000 shares of restricted stock (“restricted shares”) to Mr. Brett Roberts, the Company’s Chief Executive Officer.   The RSUs and the restricted shares are being granted under the Company’s Incentive Compensation Plan (the “Plan”) and are subject to the terms of the Plan and the applicable award agreements.  In addition, the grant of the RSUs is subject to shareholder approval at the Company’s 2012 annual meeting of an increase in the number of shares available for issuance under the Plan.

 The RSUs are eligible to vest over a ten year period beginning in 2012.  The number of RSUs that will vest will depend on the amount by which the Company’s cumulative annual adjusted economic profit during the ten year period improves over the Company’s adjusted economic profit for 2011.  Specifically, the number of shares that will vest will be calculated based on the cumulative improvement in adjusted economic profit divided by $200 million multiplied by the number of shares subject to the award.  The cumulative number of RSUs that may be vested as of the end of any year may not exceed 31,000 (or 10% of the total) multiplied by the number of full calendar years that have elapsed since January 1, 2012.   Vested RSUs will be settled in stock in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026.

The grant of 190,000 restricted shares is comprised of an award of 90,000 shares that vest over a ten year period starting in 2012 and 100,000 shares that vest over a five year period beginning in 2022.

The 90,000 restricted shares eligible to vest beginning in 2012 are subject to the same performance-based vesting conditions as the RSUs, except that the cumulative number of restricted shares that may be vested as of the end of any year may not exceed 9,000 multiplied by the number of full calendar years that have elapsed since January 1, 2012.  Any of the 90,000 restricted shares that vest will be subject to sale restrictions that will prevent the shares from being sold until such restrictions lapse.  The sales restrictions will generally lapse in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026; provided, however, that the sales restrictions will proportionately lapse on an earlier date in the event that the Company repurchases shares or pays a cash dividend based on the aggregate number of shares repurchased divided by the number of Company shares outstanding and/or the aggregate amount of cash paid as a dividend divided by the fair market value of the Company, as applicable.

The remaining 100,000 restricted shares are eligible to vest in equal installments if adjusted economic profit exceeds $343,143,000 in 2022, 2023, 2024, 2025 and 2026.  Any of the 100,000 restricted shares that vest will be distributed at the time of vesting.

If the Company pays a cash dividend, the amount of such dividend will be paid in additional restricted shares for any unvested restricted shares and in additional RSUs for any undistributed RSUs.  The amount of such dividend will be paid in cash for any vested restricted shares.

On March 26, 2012, the Compensation Committee determined Mr. Roberts’ 2012 annual base salary. Based on the performance of Credit Acceptance over Mr. Roberts’ tenure as Chief Executive Officer, an assessment of Mr. Roberts’ individual performance, market data, internal benchmarks and other components of Mr. Roberts’ total compensation plan, the Compensation Committee increased Mr. Roberts’ annual base salary from $800,000 to $1,025,000.  Mr. Roberts’ annual base salary had previously remained unchanged since 2007.

Item 8.01                   Other Events.

On March 26, 2012, the Board of Directors (the “Board”) of the Company authorized the repurchase of up to one million shares of the Company’s common stock in addition to the Board’s prior authorizations. The additional shares may be repurchased through the open market or in privately negotiated transactions from time to time under terms defined by the Board.  Unless terminated earlier by resolution of the Board, the share repurchase program will expire when the Company has repurchased all shares authorized for repurchase thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION

Date: March 30, 2012	By:	/s/ Kenneth S. Booth
Kenneth S. Booth
Chief Financial Officer